Exhibit 99.1
Double Eagle Petroleum Co.

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 1-303-794-8445 · Fax: 1-303-794-8451
Colorado— FOR RELEASE 6:00 AM EASTERN DAYLIGHT TIME
Date: April 29, 2010
Double Eagle Petroleum Reports First Quarter 2010 Results
Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported its financial results for the first quarter ended March 31, 2010. First quarter highlights include:
•	Earnings of $5,178,000 or $0.47 per share;

•	Clean Earnings* of $3,081,000 or $0.28 per share; and

•	Cash flows from operations of $9,692,000.
(*)   Please see last table for reconciliation to U.S. GAAP.
The Company reported net income attributable to common shareholders of $5,178,000, or $0.47 per share for the first quarter of 2010, as compared to $76,000, or $0.01 per share for the first quarter of 2009. The Company’s net income attributable to common stock was net of dividends paid on the Company’s outstanding Series A Preferred Stock of $931,000 for each of 2010 and 2009. Net income attributable to common stock in the first quarter of 2010 also included a pre-tax unrealized non-cash gain of $8,045,000 relating to economic hedges, which are recorded at fair value at each period end. Based on the March 31, 2010 future pricing, all of the Company’s derivative instruments were in an asset position at March 31, 2010 and provided a significant source of revenue for the first quarter of 2010.
First quarter 2010 Clean Earnings, a non-U.S. GAAP metric, totaled $3,081,000 or $0.28 per share, as compared to $5,525,000, or $0.60 per share for the quarter ended March 31, 2009. Clean Earnings excludes the effects of non-cash charges, including depreciation, depletion and amortization expense (“DD&A”), unrealized gains/losses related to the Company’s economic hedges, as well as stock-based compensation expense. Clean Earnings includes the impact of income taxes of $2,271,000 for the quarter ended March 31, 2010, although the Company does not expect to pay income taxes due to its unused operating loss carryforwards.
The Company continues to maintain a solid balance sheet, and its working capital balance increased to $5,850,000 from $(4,067,000) at December 31, 2009. The Company reduced its borrowings on its credit facility by $3,000,000 during the quarter ended March 31, 2010, bringing the Company’s outstanding credit facility balance to $31,000,000. The Company currently has a $75 million credit facility, with $45 million of total committed borrowing availability. The Company’s cash flow from operations totaled $9,692,000 during the first quarter of 2010, primarily derived from cash earnings from operations.
Total natural gas and crude oil production decreased 2% to 2.2 Bcfe for the quarter ended March 31, 2010. The production decline is the result of lower production volumes at the Mesa Units and at the Catalina Unit. The decrease at the Catalina Unit was the result of the continuation of our well-enhancement program, which began in the third quarter of 2009. This program requires the affected wells to be off-line temporarily while the wells are worked-over. In addition, in March 2010, the Company began reconfiguring several of its compressor units in an effort to maximize well performance by reducing suction pressure at the well head. This is ultimately expected to increase the production output from each well. The Company did experience a favorable increase in production during the first quarter of 2010 at our non-operated properties within the Atlantic Rim. The increase was primarily due to the additional compression capacity added at the Doty Mountain Unit in the first quarter of 2010 and increased production from well stimulations in the Sun Dog Unit.

Production-related revenue totaled $12,313,000 for the quarter ended March 31, 2010, as compared to $15,013,000 in the comparable period. The production-related revenue included a loss of $(223,000) and a gain of $2,926,000 on the settlement of certain derivative instruments, which are not accounted for as cash flow hedges, for the quarters ended March 31, 2010 and 2009, respectively. The decrease in production-related revenue was primarily driven by a decline in our realized gas prices between the two periods. The average natural gas price the Company realized in the first quarter 2010 decreased 20% to $4.70 per Mcf, as compared to $5.90 per Mcf in the first quarter of 2009.
The Company has a hedging policy in place in order to reduce the volatility and exposure to oil and gas production cash-flow risk caused by fluctuating commodity prices. The Company has historically entered into forward sales contracts, costless collars, and fixed price swaps to hedge its equity production. The table below summarizes the current outstanding derivatives (volume and daily production are expressed in Mcf):

	Total Volumes	NYMEX Price	Average CIG
	(MMcf)	per Mcf	Price per Mcf

2010	3,300		$4.30
	2,750	$4.50-$9.00

2011	2,920		$7.07
	2,730	$4.50-$9.00
Richard Dole, Chairman, President and CEO of Double Eagle remarked, “I am pleased with our first quarter results, particularly our cash flow from operations and clean earnings. These metrics continue to demonstrate our spending discipline and dedication to our competitive performance, financial position and short-term goals. Our long-term goals include further development in the Atlantic Rim and exploring the opportunities in our Niobrara acreage”.

SUMMARY STATEMENT OF INCOME
(In thousands, except per share data)

	Quarter ended
	March 31,	March 31,
	2010	2009

Revenues
Oil and gas sales	$11,049	$10,500
Transportation revenue	1,487	1,587
Price risk management activities	7,822	(1,140)
Other income, net	77	93

Total revenues	20,435	11,040

Expenses
Lease operating expenses	1,943	1,611
Production taxes	1,300	889
Pipeline operating expenses	1,149	568
Exploration expenses including dry holes	38	26

Total Expenses	4,430	3,094

Gross Margin	16,005	7,946
Gross Margin Percentage	78.3%	72.0%

General and administrative	1,534	1,674
Depreciation, depletion and amortization	4,540	4,382
Interest expense, net	365	252

Pre-tax income	9,566	1,638

Provision for deferred taxes	(3,457)	(631)

NET INCOME	$6,109	$1,007

Preferred stock dividends	931	931

Net Income attributable to common stock	$5,178	$76

Net income per common share:
Basic	$0.47	$0.01

Diluted	$0.47	$0.01

SELECTED BALANCE SHEET DATA
(In thousands)

	March 31,	December 31,
	2010	2009	% Change

Total assets	$151,586	$150,494	1%

Balance outstanding on credit facility	31,000	34,000	-9%

Total stockholders’ equity	53,432	46,724	14%
SELECTED CASH FLOW DATA
(In thousands)

	March 31,	March 31,
	2010	2009	% Change

Net cash provided by operating activities	$9,692	$6,935	40%

Net cash used in investing activities	(5,853)	(21,546)	-73%

Net cash provided by (used in) financing activities	(4,072)	16,782	-124%
SELECTED OPERATIONAL DATA

	Quarter ended
	March 31,	March 31,
	2010	2009	% Change

Total production (Mcfe)	2,241,624	2,280,591	-2%

Average price realized per Mcfe	$4.83	$5.89	-18%

Use of Non-GAAP Financial Measures
The Company believes that the supplemental presentation of “Clean Earnings” shown below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges. The Company’s management also uses such pro forma measures in its planning and development of target operating models, and to enhance its understanding of ongoing operations. Readers are cautioned not to view the non-GAAP pro forma results as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP results with the pro forma results for the quarter ended March 31, 2010 and 2009, respectively, contained below.
Reconciliation of GAAP Results to Pro Forma Results
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31, 2010		March 31, 2009
		Per Share		Per Share
	Results	Basis	Results	Basis
Net income (loss) as reported under US GAAP	$5,178	$0.47	$76	$0.01

Add back non-cash items (1):
Share-based compensation expense	176	0.01	287	0.03
Depreciation, depletion, amortization and accretion expense	2,914	0.26	2,705	0.29
Non-cash loss (gain) on price risk management (2)	(5,141)	(0.46)	2,497	0.27
Impairment and surrendered leases	—	—	3	0.00
Non-cash gain on sale of non-producing property	(46)	(0.00)	(43)	(0.00)
Asset retirement obligation settlement	—	—	—	—

Clean Earnings	$3,081	$0.28	$5,525	$0.60

(1)	Presented net of tax with effective tax rate of 36.1% and 38.6% for the quarters ended March 31, 2010 and 2009, respectively.

(2)
Loss (gain) on price risk management is an unrealized loss (gain) from the Company’s mark-to-market derivative instruments, resulting from recording the instrument at fair value at each period end. Cash is received upon settlement of the contract. This cash settlement is also recorded within the price risk management activities line on the statement of operations.

The Company has scheduled a conference call for April 29, 2010 at 9:00 AM Mountain Daylight Time to review the first quarter 2010 financial results. A replay of the call will be available shortly thereafter.
About Double Eagle
Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.
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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
John Campbell, IR
(303) 794-8445
http://www.dble.com